EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HUMAN BEES, INC. ,

GEETESH GOYAL & RANIL PIYARATNA,

AND

SHIFTPIXY, INC.

DATED AS OF

MARCH 22, 2024

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Section 8.8. Counterparts	53
Section 8.9. Reserved	53
Section 8.10. Certain Definitions	53
Section 8.11. Interpretation	59
Section 8.12. Specific Performance	59
Signature Page to Asset Purchase Agreement	60
Attachments	61
1. Disclosure Schedule	61
2. Proposed form of Bill of Sale	61
3. Proposed form of Assignment and Assumption Agreement	61
4. Reserved	61
5. Proposed form of Lease Assignment and Assumption Agreements	61
6. Proposed form of Manager’s Certificate for Seller	61
7. Proposed form of Secretary’s (or Manager’s) Certificate for Affiliates	61
8. Proposed form of Transition Services Agreement	61
9. Proposed form of FIRPTA Certificate	61
10. Proposed form of Secretary’s Certificate of Buyer	61
11. Proposed form of NCCA	61

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ASSET PURCHASE AGREEMENT

This Asset Purchase agreement (this “Agreement”) is made and entered into as of the 22nd day ofMarch, 2024, by and among Human Bees, Inc., a California corporation, (together with each Affiliate entity that is listed in the Schedule of Seller Entities as set forth in the Disclosure Schedule, and that is a signatory hereto, collectively “Seller”), , and ShiftPixy, Inc., a Wyoming corporation (“Buyer” and together with Seller, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Buyer is a human capital management platform and staffing enterprise that has been developing and integrating staffing technology with a goal of becoming a fully- integrated online workforce solution and employer services support platform for contingent workers and employment opportunities;

WHEREAS, Seller is a human capital management platform and staffing enterprise that focuses on the light industrial sector for contingent/temporary workers(the “Business”);

WHEREAS, the Business does not include any assets or entities related to Beegenius.ai, Neozene, and/or PulsedIn, unless otherwise stipulated herein;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the business and assets of Seller that are solely and strictly part of the Human Bees brand used in the operation of the Business, constituting substantially all of Seller’s assets related thereto, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities and obligations of Seller with respect to the operation of the Business, in each case for consideration and in accordance with the terms and conditions of this Agreement;

WHEREAS, Seller does not desire to transfer or sell to Buyer, and Buyer does not desire to purchase and acquire from Seller, any assets, including intellectual property, or rights owned by Seller related to and/or used by Beegenious.ai, Neozene, and PulsedIn, and/or any other business, entity, division, parent, and/or subsidiary of the same, with the exception of any candidate, applicant, and/or prospective employee databases. These shall be Excluded Assets;

WHEREAS, Buyer and Seller desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 8.10.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. PURCHASE AND SALE OF ASSETS

Section 1.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Acquired Assets, free and clear of all liens, claims and encumbrances of any nature whatsoever other than Permitted Liens. “Acquired Assets” means all right, title, and interest in and to substantially all of the assets of Seller, primarily used in the operation of the Business, including the following assets, but specifically excluding the Excluded Assets (the following categories of Acquired Assets shall specifically exclude any assets (including intellectual property) and/or entities of each category that are related to and/or owned by BeeGenius.ai, Neozene, and PulsedIn and/or any business, entity, division, parent, and/or subsidiary of the same. These assets and/or entities shall continue to be owned by the current (i.e. Seller) Human Bees, Inc. entity (which is owned by its shareholders), which shall change its corporate name, cease using the Human Bees brand and trademark, and abide by the NonCompetition and Confidentiality Agreement, according to the terms of this Agreement:

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(a) Fixed Assets. All of Seller’s fixed assets, including—

(1) all of Seller’s interests in real property including land, leasehold estates, improvements and fixtures, and all appurtenances, easements and rights- of-way related thereto, particularly including interests in the Leased Real Property as set forth in Section 2.13(b) of the Disclosure Schedule;

(2) all of Seller’s interests in tangible personal property (whether as owner, lessor, lessee or otherwise), including, without limitation, all machinery, signs, furniture, equipment, computers and related technology equipment, instruments, tangible marketing and advertising materials, and vehicles— a listing of all of which may be incorporated by reference as an attachment to Section 1.1(a)(2) of the Disclosure Schedule;

(b) Inventory. [Not applicable]

(c) Intangible Property. All of Seller’s intangible property, including—

(1) The following “Intellectual Property Assets”—some of which may be specifically itemized in Section 1.1(c)(1) of the Disclosure Schedule:

A. Products and Services Related. All patents, copyrights, trademarks, service marks, trade names, trade dress, inventions, names, logos, insignias, designs, artwork, photos, videos, text, scripts, music, songs, compilations, paintings, sculptures, blueprints, drawings, computer programs and software or other works, brands and products, whether registered or otherwise, published or unpublished, that are capable of being protected as intellectual property under state, federal or international law, and all applications therefor, and registrations and renewals thereof, together with all translations, adaptations, derivations, earlier and other versions and upgrades and combinations thereof, and all goodwill associated therewith, and, also associated therewith or independent thereof, source codes, object codes, methodologies, design and code documentation, processes, scripts, algorithms, user interfaces, HTML versions, quality control data, processes, concepts, techniques, methods, ideas, flow charts, coding sheets, notes, technical information, data, prototypes, process technology, plans, design information, product information, production reports, research and development reports, technology, formulae, routines, engineering specifications, technical manuals, engineering work papers, and notes, and all of the text, literary content, design features, graphics and inventions contained therein or associated therewith—all in any stage of development, including, without limitation, development work-in-process, completed masters, and all modifications and enhancements thereto and derivations thereof, and causes of action against others applicable thereto, whether initiated, manufactured, licensed, published, distributed, abandoned, authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees, agents or contractors and any other products or services in which the Seller has any proprietary rights or beneficial interest and other proprietary information and materials of any kind derived therefrom or relating thereto, and other intellectual property rights (if any) of Seller therein; and

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B. Business Related. All methodologies, processes, concepts, techniques, methods, ideas, flow charts, designs, drawings, notes, technical information, data, technology, plans, formulae, routines, specifications, technical manuals, work papers, compilations, programs, material, policies, procedures, market studies, consultant reports, customer lists and customer information, telephone numbers, UPC and comparable numbers, files, documentation, know-how, trade secrets, confidential information, financial and sales information, pricing lists, , business and marketing plans, promotional materials, supplier lists, technology systems, accounting systems, automation systems, owned or licensed proprietary software, data compilations, vendor and supplier lists and information, and all other information or materials relating to the Business, exclusively used by Seller in the conduct of the Business, or developed by Seller exclusively for use in the Business, and any software and license agreements in each case owned, used or licensed, as licensee or licensor, by the Seller in connection with the Business, all pertaining to the Business, including without limitation the areas of software and Product development, manufacturing, marketing, advertising and personnel training and recruitment, together with all other intellectual property rights used in connection with the Business, currently resident on Seller’s computer servers, and on servers elsewhere situated, whether hosted by Seller or otherwise, such items to be moved to Buyer’s computer servers as necessary and as soon as practicable after Closing—

and, in the case of both service related and enterprise related intellectual property assets, including the right to sue and recover for any and all past infringements of the assigned intellectual property without any duty to share litigation proceeds with the Seller.

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(3) Internet related assets, including all domain names, URLs and websites relating to the Business, including the applications, registrations, transfers and renewals pertaining thereto and the content provided therein;

(4) Advertising and promotional materials items, including all intangible advertising and promotional materials relating to the Business and the Acquired Assets, including scripts, PowerPoint and other electronic and multimedia presentations, videotapes, tape archives, DVDs, other digital media and other recordings of or in preparation for any seminars or presentations conducted or prepared by Seller;

(5) the contracts listed on Section 1.1(c)(4) of the Disclosure Schedule and all associated rights of Seller therein (the “Acquired Contracts”);

(6) copies of all (i) books and records of Seller used or held for use primarily in connection with its performance of its duties under the Acquired Contracts, including without limitation books of account, financial and accounting records, tax records, customer and worksite employee related data, customer complaint and inquiry files, correspondence with any Governmental Authority; (ii) executed copies of all Acquired Contracts; and (iii) files relating to the intellectual property used or held for use primarily in connection with Seller’s duties under the Acquired Contracts (the foregoing clauses (i), (ii) and (iii), collectively, the “Books and Records”). The originals of all Books and Records to remain with the Seller as the original records need to be maintained by the corporate entity;

(7) all approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority, but only to the extent such permits and licenses may be transferred under applicable Law and further only to the extent directly related and relevant to the Acquired Assets;

(8) copies of all books, records and other printed or written materials primarily used in the operation of the Business other than books and records set forth in Section 1.2(e) to the extent that the originals need to be maintained by Seller’s corporate entity, otherwise the originals;

(9) all deposits, including security and utility deposits, prepaid expenses and claims for refunds and rights to offset in respect thereof listed on Section 1.1(c)(8) of the Disclosure Schedule;

(10) all supplies and miscellaneous assets, to the extend different than Inventory;

(11) all additional assets identified on Section 1.1(c)(11) of the Disclosure Schedule;

(12) all choses in action, causes of action (except for those causes of action that are related exclusively to any of the Excluded Assets), claims, and demands of Seller (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed goods and rights as an unpaid vendor and all claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed on Section 1.1(c)(12) of the Disclosure Schedule,but only to the extent that Buyer takes over the prosecution of the same, whether in court or not, and including any attorneys’ fees associated therewith;

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(13) Goodwill and Going Concern Value. All of the goodwill and going concern value of the Business; and

(14) Personal Goodwill and Related Assets. All customer lists, databases and personal goodwill of Principals, with such to be protected by a Non- Competition and Confidentiality Agreement (“NCCA”) in substantially the form attached hereto as an Exhibit.

Section 1.2. Excluded Assets. The Acquired Assets shall not include the following, which are collectively referred to as the “Excluded Assets”:

(a) The Parties acknowledge that Seller is not selling and that Buyer is not buying any rights, title, investments, securities, and/or interest into any other assets, including intellectual property, and/or entities beyond that of the Human Bees brand of Seller (the Business). Therefore, the asset sale specifically excludes any and all assets, including intellectual property, and entities related to BeeGenius.ai, Neozene, and PulsedIn and/or any business, entity, division, parent, and/or subsidiary of the same, with the exception of any candidate, applicant, and/or prospective employee databases. These assets and entities shall continue to be owned by the current Human Bees, Inc entity (and/or their respective shareholders), which shall change its corporate name according to the terms of this Agreement and will abide by the Non- Competition and Confidentiality Agreement;

(b) Any and all monies held in escrow and/or held by third-parties related to workers compensation plans;

(c) all cash, cash equivalents, investments and marketable securities of Seller, wherever located, including any and all investments by Seller and/or its respective shareholders in Beegenius,ai, Neozene, PulsedIn, Golden Hive, and/or any other third-party entities;

(d) notes receivable, trade receivables, accounts receivable, commissions, and other receivables and rights to payment of Seller;

(e) Seller’s insurance policies and any refunds related to Seller’s insurance policies, , including Seller’s workers’ compensation insurance policies and the deposits, refunds or premium deposits applicable thereto, including any financial instruments or deposits related to workers’ compensation, as well as any workers’ compensation claims arising from prior incidents through the date of Closing;

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(f) Employee Benefit Plans as defined in Section 3 of the Employee Retirement Security Act of 1974 (93 P.L. 406), as amended (“ERISA”), and any other health, medical, dental, vision, life, retirement, accidental death or disability, group insurance, fringe benefit, sick leave, vacation, bonus, incentive or deferred compensation, salary continuation, profit-sharing, or severance agreement, plan, policy or arrangement maintained or contributed to by Seller for the benefit of any employee in connection with the Business (“Employee Benefit Plans”);

(g) the corporate seals, organizational documents, minute books, membership or stock books, ledgers, membership certificates, Tax Returns, books of account or other records having to do with the corporate or limited liability, as applicable, organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Proposed Future Employees, workers’ compensation records, and any other Books and Records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(h) all membership interests, stock and equity ownership in Seller, Beegenius.ai, Neozene, PulsedIn, and JobMobz;

(i) claims for and rights to receive Tax refunds with respect to taxable periods (or portions thereof) ending prior to the Closing, and Tax Returns with respect to taxable periods (or portions thereof) ending prior to the Closing, and any notes, worksheets, files or documents relating thereto;

(j) the Purchase Price and all other rights of Seller under or pursuant to this Agreement and the Disclosure Schedule and any other agreements entered into by Seller pursuant to this Agreement; and

(k) any additional assets, properties, and rights specifically listed and described on Section 1.2(i) of the Disclosure Schedule.

Section 1.3. Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”): (a) the obligations of Seller under the Acquired Contracts that (i) arise after the Closing, (ii) relate to periods following the Closing, and (iii) are to be paid or performed at any time after the Closing; (b) the obligations and liabilities set forth on Section 1.3 of the Disclosure Schedule; and (c) liabilities to the extent arising out of Buyer’s operation of the Business and use of the Acquired Assets after the Closing Date. In no event shall Buyer be responsible for or have assumed any liability of Seller relating to any breach, default or violation by Seller on or prior to the Closing, unless identified in Section 1.3 of the Disclosure Schedule.

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Section 1.4. Retained Liabilities. Other than as expressly set forth in Section 1.3, Seller shall maintain sole responsibility for, and solely shall retain, pay, or perform any and all liabilities to the extent arising out of or relating to the operation of Seller’s Business prior to the Closing, including but not limited to (i) any breach or default by Seller under any Acquired Contract prior to the Closing; (ii) any liability of Seller related to any current or former company employees, officers, directors, independent contractors or consultants or existing human capital, such as temporary and assigned and contracted workers, including but not limited to any wage related claims for wages, accrued vacation, sick pay, back pay, leaves, etc., any employment practices claims, any claims relating to wrongful termination, whistleblower actions, employment law violations, harassment, injuries, death, employee benefits, etc.; (iii) any conduct or alleged conduct or negligence of any employee, agent or contractor of Seller occurring prior to Closing; (iv) any workers’ compensation program liabilities of Seller, including reserve, premium, deductibles and any and all other liabilities with respect to current or former workers’ compensation programs; (v) liabilities in respect of any of the Excluded Assets as well as any contracts that are not Acquired Contracts; (vi) liability for Taxes, including any Taxes arising as a result of Seller's operation of its Business or ownership of the Acquired Assets prior to the Closing, any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement, any employment Taxes paid or to be paid by Seller for any reason whatsoever, and any deferred Taxes of any nature; (vii) any liability arising out of any Proceeding or investigation pending as of the Closing as well as any liability arising out of any Proceeding or investigation commenced after the Closing to the extent arising out of or relating to any occurrence or event happening prior to the Closing; (viii) any liability to distribute to or otherwise apply to any of Seller's equity holders all or any part of the consideration received in connection with the transactions contemplated hereby; (ix) any liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement; (x) any liability of Seller based upon Seller’s acts or omissions occurring after the Closing; (xi) any client-specific or service-related liability of Seller including but not limited to discounts, rebates, credits, refunds, penalties, surcharges, or referral fees accrued prior to the Closing; or (xii) any other liability that is not an Assumed Liability (collectively, the “Retained Liabilities”).

Section 1.5. Purchase Price. On the terms and subject to the conditions set forth herein, the purchase price paid by the Buyer to the Seller for the Acquired Assets and the commitments of Seller herein (the “Purchase Price”) shall be Sixteen Million Five Hundred Thousand Dollars ($16,500,000);

(a) the Purchase Price shall be payable in three (3) distinct payments as follows:

(i) Closing Payment – Five Million Five Hundred Thousand ($5,500,000) will be paid in cash at Closing;

(ii) First Post-Closing Payment – on or before the date that is nine (9) months after the Closing, Five Million Five Hundred Thousand ($5,500,000) will be paid to Seller as a “First Post-Closing Payment”; and

(iii) Second Post-Closing Payment – on or before the date that is eighteen (18) months after the Closing, Five Million Five Hundred Thousand ($5,500,000) will be paid to Seller as a “Second Post-Closing Payment,” provided, however, that (i) payment of the Second Post-Closing Payment will be contingent upon and subject to Seller’s migration to Buyer of Seller’s Clients (“Migrated Accounts”), and including the securing of any new Clients (“New Accounts”), representing not less than 90% of Seller’s Pre-Closing Gross Revenue [calculated based on a comparison of Seller’s gross revenue per month attributable the latest twelve (12) full calendar months prior to Closing (the “Pre-Closing Gross Revenue”) to the gross revenue per month attributable to the Migrated accounts and New Accounts for the twelve (12) full calendar months following the Closing (the “Post- Closing Gross Revenue”)], and (ii) in the event Seller migrates to Buyer Migrated Accounts and New Accounts, representing more than 100% of Seller’s Pre-Closing Gross Revenue (calculated based on a comparison to Post-Closing Gross Revenue), then the Second Post-Closing Payment shall be proportionately increased such that, for example, if the Post-Closing Gross Revenue were equal to 125% of Seller’s Pre-Closing Gross Revenue, then the Second Post-Closing Payment would be proportionately increased 25%.

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(b) (b) Buyer may elect to pay all or any portion of the First Post-Closing Payment and the Second Post-Closing Payment using shares of ShiftPixy, Inc. Common Stock (the “Purchase Price Shares”), provided that the same were placed in escrow and can become unrestricted, consistent with the requirements of Rule 144, within fifteen (15) days following the date on which the First Post-Closing Payment or the Second Post-Closing Payment, as applicable, becomes due to be paid to Seller. Each of the Purchase Price Shares if so paid shall have a deemed price per share that is equal to the e average closing price per share of ShiftPixy, Inc. Common Stock for the ten trading days ending two trading days prior to the date of the proposed payment; the closing price per share shall be the closing price on Nasdaq (or, if Buyer’s stock is not then listed on such market, on the principal other U.S. national or regional securities exchange on which the Stock is then listed or principal other U.S. national or regional market on which stock is then traded) (“Deemed Value”).

(c) Reserved.

(d) Buyer shall pay Seller any cash portion of the Purchase Price by wire transfer of immediately available funds to the account or accounts specified by Seller in Section 1.5(d) of the Disclosure Schedule.

(e) Buyer shall pay Seller any Purchase Price Shares portion of the Purchase Price , by delivery to Buyer’s registered Transfer Agent, with a copy to Seller, of irrevocable instructions, executed by an officer of Buyer and in a form reasonably acceptable to Seller, instructing the Transfer Agent (1) to issue certificates for the appropriate number of Purchase Price Shares registered in the name of Seller, with any required transfer stamps affixed thereto, and (2) to deliver such certificates to such address as Seller may designate (it being understood that (A) Buyer shall cause the issuance and delivery of such share certificates as contemplated herein within five (5) business days after the date specified for payment thereof, and (B) such issuance shall be effective as of the date specified for payment thereof, and the Transfer Agent shall be instructed accordingly), provided however, that Seller may elect to allow the Purchase Price Shares to be documented as a non-certificated, book-entry transaction on the books and records of the Transfer Agent as being issued to Seller.

Section 1.6. Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule set forth in Section 1.6 of the Disclosure Schedule attached to this Agreement, which was arrived at in arm’s length negotiations between the Parties. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five

(45) days after the Closing Date. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

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Section 1.7. Closing. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents, anticipated to be in portable document format (pdf) and transmitted via email, or by other agreed upon electronic means, on or before the seventh (7th) Business Day after all of the conditions to Closing set forth in Article V are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date and time at which the Closing occurs is referred to as the “Closing Date.”

Section 1.8. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, on or before Closing:

(a) Seller will have delivered to Buyer:

(1) Bill of Sale. A bill of sale for certain of the Acquired Assets in a form substantially similar to the attached Exhibit and otherwise satisfactory to Buyer (the “Bill of Sale”), duly executed by Seller;

(2) Assignment and Assumption Agreement. An assignment and assumption of all of the Acquired Contracts in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties (the “Assignment and Assumption Agreement”), duly executed by Seller;

(3) Seller’s Counsel Opinion. An opinion from Seller’s Counsel, in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties (the “Seller’s Counsel Opinion”), duly executed by Seller’s counsel;

(4) Consents and Approvals. All applicable consents and approvals as described in Section 5.2 of this Agreement;

(5) Real Property Lease Assignment and Assumption Agreements. Assignment and assumption agreements and related estoppels, applicable to the Real Property Leases listed in Section 2.13(b) of the Disclosure Schedule, each in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties and the applicable landlords (collectively, the “Lease Assignment and Assumption Agreements”), duly executed by the Seller and applicable landlords;

(6) Instruments of Transfer. Such other instruments of transfer, including but not limited to, deeds, bills of sale, motor vehicle titles, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments reasonably deemed appropriate by the Parties all in form and substance mutually agreed to by the Parties to vest in Buyer all of Seller’s rights, title, and interest, including good, marketable, insurable and valid title, in and to all of the Acquired Assets owned by Seller, in each case, free and clear of all Liens;

(7) Manager’s Certificate. A certificate of the manager of Seller (“Manager’s Certificate”) in a form substantially similar to the attached Exhibit, certifying, as complete and accurate as of the Closing, attached copies of the articles of organization and operating agreement of Seller, certifying and attaching all requisite resolutions or actions of its managers and members, as applicable, approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the managers of Seller, as applicable, executing this Agreement and any other document relating to the transactions contemplated hereby;

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(8) Transition Services Agreement. A Transition Services Agreement in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties (the “Transition Services Agreement”), duly executed by Seller, through which Seller commits to provide transition services to Buyer after the Closing Date;

(9) Non-Competition Agreement. A Non-Competition and Confidentiality Agreement, in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties (the “NCCA”), duly executed by each person listed in Section 1.8(a)(9) of the Disclosure Schedule;

(10) FIRPTA Certificate. A certificate of non-foreign status, in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties and compliant with legal requirements, signed under penalty of perjury, certifying to Buyer that Seller is not a foreign (non-U.S.) entity (“FIRPTA Certificate”);

(11) Release of Liens; Permits. Documentation satisfactory to Buyer evidencing the release or authorizing the release, of any Liens (other than Permitted Liens) existing as of the Closing Date of any of the Acquired Assets, if applicable, except with regard to any Assumed Liabilities as expressly approved by Buyer. All Permits, as defined herein, (including environmental permits) or Orders of any Governmental Authority, as defined herein, shall have been assigned or transferred and reissued to Buyer to the extent permitted by Law or their terms, and Buyer shall be satisfied with the conditions, and restrictions of and obligations under each such Permit or Order;

(12) Bulk Sales and Sale of Business Notices and/or Releases. Bulk sales and employment and other applicable tax related sale-of-business notices, releases or acknowledgements, as applicable, for Seller;

(13) Assignment of Intellectual Property. An Assignment of Intellectual Property instrument, in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties (the “Assignment of Intellectual Property”), duly executed by Seller;

(14) Escrow Agreement. The Escrow Agreement, in a form substantially similar to the attached Exhibit and otherwise mutually agreed to by the Parties and the escrow agent (the “Escrow Agreement”), duly executed by Seller; and

(15) Other. Possession of the Acquired Assets, including any leaseholds applicable to the Assigned Real Property Leases.

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(b) Buyer will have delivered to Seller:

(1) Closing Payment Portion of the Purchase Price. The Closing Payment portion of the Purchase Price by wire transfer of any cash portion thereof to the account(s) specified by Seller in Section 1.5(d) of the Disclosure Schedule.

(2) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer;

(3) Secretary’s Certificate. A Certificate of the Secretary of Buyer in a form substantially similar to the attached Exhibit, confirming Buyer’s certificate of incorporation, its bylaws, the board and stockholders’ resolutions (or link to SEC filed 8-K, as applicable) (only to the extent required), approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying the incumbency and signatures of Buyer’s executive officers;

(4) Lease Assignment and Assumption Agreements. The Lease Assignment and Assumption Agreements, duly executed by Buyer;

(5) Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer;

(6) Escrow Agreement. The Escrow Agreement, duly executed by Buyer; and

(7) Other. All applicable consents and approvals as described in Section 5.3.

Section 1.9. Third-Party Consents. To the extent that Seller’s rights under any of the Acquired Contracts or any other Acquired Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach or be unlawful, and Seller, at its sole expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law shall act after the Closing as Buyer’s agent in order to obtain for it without cost to Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER & PRINCIPALS

Seller and Principals hereby represent and warrant to Buyer as follows:

Section 2.1. Organization and Limited Liability Company Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Affiliates are entities duly organized, validly existing and in good standing under the laws of the states listed therefor in the Schedule of Seller Entities as set forth in the Disclosure Schedule. Each Seller has all corporate or limited liability company power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 2.2. Corporate or Limited Liability Company Authorization. Each Seller has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by each of Seller of this Agreement, and the consummation by each Seller of the transactions contemplated under this Agreement, have been duly and validly authorized by such Seller’s board of directors (or managers, as applicable) and no other corporate (or limited liability company, as applicable) proceedings on the part of any Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”). Upon the execution and delivery by any Seller of any other document to which such Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions.

Section 2.3. Non-Contravention; Filings and Consents.

(a) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1) contravene, conflict with, or result in any violation or breach of any provision of the certificate or articles of organization, formation or organization or operating agreement of Seller, as applicable;

(2) contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(3) Except as set forth in Section 2.3(a) of the Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(4) result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets.

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(b) Except as set forth in Section 2.3(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.4. Financial Statements. Seller shall deliver to Buyer true and complete copies of Seller’s financial statements (“Financial Statements”) prepared under generally accepted accounting principles (“GAAP”), and audited (the “Audit”) under generally accepted auditing standards (“GAAS”), consisting of the Seller's balance sheets for each of its prior one or two (1 or 2) fiscal years, as well as its statements of operations and statements of cash flows, and statements of equity for each of its prior one or two (1 or 2) fiscal year, all as applicable and required by the federal securities laws and rules and regulations promulgated thereunder by the SEC. Except as and to the extent disclosed in the Financial Statements or on Section 2.4 of the Disclosure Schedule, Seller has no liabilities of any kind, whether direct or indirect, fixed or contingent or otherwise, other liabilities incurred in the ordinary course of business since the ending date of the last dated of the Financial Statements (the “Financial Statement Date”).

(a) Attached as Attachment 2.4 to Section 2.4 of the Disclosure Schedule are the following:

(i) true and complete copies of the audited balance sheets for the 1 or 2 years ending December 31, 2021, and December 31, 2022, as applicable, and the related statements of operations and income, and changes in shareholder’s equity and cash flows of the Seller (including all notes thereto) as of and for the 1 or 2 year ended December 31, 2022, and December 31, 2021, as applicable (when delivered pursuant to Section 4.3(h), the “Audited Financial Statements”); and

(ii) if required, true and complete copies of the auditor reviewed balance sheets and the related statements of operations and income, shareholders’ equity and cash flows of the Seller (including all notes thereto) as of and for the six- and twelve-months periods ended August 31, 2023, and August 31, 2022, or such shorter or longer periods as may be necessary and applicable given the end date of the Audited Financial Statements in relation to the anticipated Closing Date, if applicable (the “Interim Financial Statements”); and

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(b) Except as set forth on Section 2.4 of the Disclosure Schedule, the Audited Financial Statements (i) fairly present in all material respects the consolidated balance sheets of the Seller, as at the respective dates thereof, and the statements of operations and income, shareholder’s equity and cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Seller and (iv) solely with respect to the Financial Statements, when delivered by the Seller for inclusion in any Proxy Statement or other filing with the SEC following the date of this Agreement in accordance with Section 4.3(h), will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Seller (including, to the knowledge of the Seller, any employee thereof) nor any independent auditor of the Seller has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Seller, (ii) any fraud, whether or not material, that involves the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Seller or (iii) any claim, complaint, investigation or allegation regarding any of the foregoing.

(d) Except as set forth in Section 2.4 of the Disclosure Schedule, the Seller make and keep accurate books and records and maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) reconciliations of physical assets to records are performed on a routine basis at reasonable intervals, and adjusted for any differences.

(e) Except as set forth on Section 2.4 of the Disclosure Schedule, there is no other liability, debt (including Indebtedness, guarantees of any Indebtedness or obligation to incur any debt or guarantee) or obligation of, or claim or judgment against, the Seller or any of its subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Seller, none of which are or would reasonably be expected to be material, individually or in the aggregate, to the Seller taken as a whole or (c) that will be discharged or paid off prior to or at the Closing.

(f) If Seller includes its subsidiaries, then the Financial Statements shall be deemed to be consolidated with such subsidiaries, and the representations shall be deemed to include the representations of each of the subsidiaries.

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Section 2.5. Absence of Certain Changes. Since the Financial Statement Date and continuing through the date of this Agreement, except as set forth in Section 2.5 of the Disclosure Schedule, (a) there has not been a Material Adverse Effect, (b) Seller has conducted its Business only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement.

Section 2.6. Employee Benefit Plans.

(a) Section 2.6 of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other retirement, stock, stock option, insurance, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation and other fringe benefit arrangements, plans, contracts, policies, or practices maintained, contributed to, or required to be contributed by the Company or any ERISA Affiliate (as hereinafter defined) or with respect to which the Company or any ERISA Affiliate may have any liability (the “Benefit Plans”). For purposes of this Section 2.6, the term “ERISA Affiliate” means any person, entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code.

(b) As applicable, with respect to each of the Benefit Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; and (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Benefit Plans, and filings or applications under the Employee Plans Compliance Resolution System (as set forth in Rev. Proc. 2006-27, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Benefit Plans, in each case made or issued within the past five years, have been delivered to Buyer.

(c) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans (including, without limitation, with respect to each Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code, the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder and the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations issued thereunder). Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

(d) No Benefit Plan is (or at any time has been) subject to Title IV of ERISA and no Benefit Plan is (or at any time has been) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multiemployer plan.

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(e) All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received a determination letter from the IRS or can rely on an opinion letter regarding its tax-qualified status, and have at all times met and currently meet the qualification requirements of Section 401(a) of the Code, and each related trust has been and currently is exempt from taxation under Section 501(a) of the Code.

(f) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding.

(g) Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date has been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company nor any ERISA Affiliate is subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(h) Neither the Benefit Plans, any trusts created thereunder, the Company, any ERISA Affiliate, nor any employee of the foregoing, nor, to the best of the Company’s knowledge, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) or any other activity that could subject any thereof to any tax or penalty (including without limitation, the taxes or penalties on prohibited transactions imposed by Code section 4975) or any sanctions imposed under Title I of ERISA.

(i) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(j) No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director or agent of the Company or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

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(k) To the extent that any Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Benefit Plan has been operated in good faith compliance with Section 409A of the Code.

(l) No awards (and no agreement or promise by the Company to make awards) under any Benefit Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity (“Equity Plans”) have been backdated awards or awards granted with an effective grant date that is other than the date on which the committee or other administrator of such Equity Plans having authority thereunder to make such awards, (a) has taken all necessary corporate action to complete such awards (unless such committee or other administrator has specified a future grant date on the date it so acts and such action has been (or will be) completed prior to such future grant date), and (b) has timely communicated all of the terms of the awards to the recipients in accordance with the Company’s customary human resource practices and applicable accounting standards. In addition, no awards made under the Equity Plans have been (or will be) altered in manner that would result in or have the effect of failing to comply with the foregoing sentence.

(m) The Company and each ERISA Affiliate have properly classified for all purposes (including, without limitation, eligibility to participate in any Benefit Plan and federal tax withholding) all individuals providing services to the Company or such ERISA Affiliate as an employee, leased employee, consultant or independent contractor.

Section 2.7. Labor and Employment Matters.

(a) Seller is not a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of Seller is represented by any union with respect to his or her employment by Seller. Except as set forth in Section 2.7(a) of the Disclosure Schedule, there is no claim or grievance pending or, to the Knowledge of Seller, threatened against Seller relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints. To the Knowledge of Seller, there is no activity or Proceeding by a labor union or representative thereof to organize any employees of Seller, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(b) Since January 1, 2021, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of Seller and Seller has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act, nor has Seller of any of its Affiliates announced any such action or program for the future including in connection with COVID-19 or any COVID- 19 Measure.

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(c) There have not been any strikes, slowdowns, work stoppages or threats thereof by or with respect to Seller’s employees during the last three years.

(d) Section 2.7(d) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller with respect to the Business, including each employee on leave of absence or layoff status (but excluding any confidential information that requires a waiver to be signed by the employee): employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; and sick and vacation leave that is accrued but unused.

(e) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller with respect to the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

Section 2.8. Litigation and Claims.

(a) Except as set forth in Section 2.8 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, Proceeding or governmental or administrative investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

(b) To the Knowledge of Seller, except as set forth in Section 2.8 of the Disclosure Schedule, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each item listed in Section 2.8 of the Disclosure Schedule.

Section 2.9. Tax Matters.

(a) Seller has timely filed all federal, state, and local Tax returns, estimates, information statements and reports relating to any and all Taxes of Seller or its operations (the “Tax Returns”) associated with the Acquired Assets and Assumed Liabilities required to be filed by Law by Seller as of the date hereof. All such Tax Returns are true, correct and complete, and Seller has timely paid all Taxes attributable to Seller that were due and payable by it as shown on such Tax Returns, except with respect to matters contested in good faith.

(b) As of the date of this Agreement, there is no written claim or assessment pending or, to the Knowledge of Seller, threatened against Seller for any alleged deficiency in Taxes of Seller, and, to the Knowledge of Seller, there is no audit or investigation with respect to any liability of Seller for Taxes. To the Knowledge of Seller, Seller has not waived any statute of limitations with respect to Material Taxes or agreed to any extension of time with respect to a Material Tax assessment or deficiency.

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(c) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, “closing agreement” as described in Section 7121 of the Code or other arrangement relating to Taxes) that will require any payment by Seller.

(d) Seller (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law and (ii) has no liability for Taxes of any Person other than Seller and its subsidiaries under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(e) No claim or investigation is pending, or to Knowledge of Seller, threatened, by any state, local, or other jurisdiction alleging that Seller, with respect to the Business, has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of any jurisdiction other than those jurisdictions in which Seller has filed and paid Taxes nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or asserts that Seller, with respect to the Business, may have a duty to file such returns and pay such Taxes, or otherwise is subject to the taxing authority of such jurisdiction.

(f) Seller has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in Material compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests).

(g) For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state and local Governmental Authority and non-U.S. Governmental Authority taxes, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as other Government Authority charges, duties (including stamp duties), impositions and liabilities, public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), in each instance in the nature of a tax, together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

(h) Seller has not extended, deferred or delayed the payment of any Taxes under the CARES Act or otherwise as a result of COVID-19.

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Section 2.10. Compliance with Laws; Permits.

(a) To the Knowledge of Seller, Seller has not been, at any time during the past three (3) years from the date of this Agreement, in conflict with, in Default or, with notice, lapse of time or both, would be in Default, with respect to or in violation of any (i) Law, or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to Seller or by which any property or asset of Seller is bound or affected, including any COVID-19 Measure.

(b) Seller has not received any written notice during the past three (3) years from the date of this Agreement:

(1) of any Default or violation as described in clause (a) above;

(2) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Seller; or

(3) from any Governmental Authority alleging that Seller is not in compliance with any Law or Order.

(c) Seller has all Material permits, licenses, authorizations, consents and approvals from Governmental Authorities required to conduct the Business as currently conducted (“Permits”), and such Permits are valid and in full force and effect. Seller is in Material compliance with the terms of such Permits and, as of the date of this Agreement, has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 2.11. Environmental Matters.

Except as set forth in Section 2.11 of the Disclosure Schedule, with respect to the Acquired Assets and Assumed Liabilities:

(a) Seller has complied at all times in all Material respects with all applicable Environmental Laws.

(b) There is no judicial, administrative, or other action, suit, or Proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of Seller, threatened against or affecting Seller.

(c) To the Knowledge of Seller, no property currently leased by Seller has been contaminated with any Hazardous Substance by Seller during the period of time leased by Seller in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law.

(d) Seller has not received any written notice, demand, letter, claim or request for information alleging that Seller is in violation of or liable under any Environmental Law.

(e) Seller is not subject to any Order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

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For purposes of this Agreement, “Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (i) the protection of health and safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance; and “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or byproduct, asbestos-containing material, polychlorinated biphenyls or radioactive material.

Section 2.12. Compliance with OFAC. Neither Seller, nor any director, manager, officer, agent, employee or Affiliate of Seller is a Person (as defined in the Securities Act) that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”). Seller has not engaged in and is not now engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country or territory that is the subject or the target of Sanctions.

Section 2.13. Properties.

(a) Reserved.

(b) Section 2.13(b) of the Disclosure Schedule contains a true and correct list of each parcel of Leased Real Property applicable to each Real Property Lease being assigned to and assumed by Buyer and a summary description of offices and/or structures located on each parcel of Leased Real Property. True and correct copies of all Real Property Leases have been provided to Buyer.

(c) Seller is the lessee under each of the Real Property Leases. Each Real Property Lease is in full force and effect and there is no existing Default by Seller or, to the Knowledge of Seller, any other party to such Real Property Leases, and no condition or circumstance exists which would constitute a Default by Seller nor, to Seller’s Knowledge, any other party thereto.

(d) Except for Permitted Liens or as described in Section 2.13(d) of the Disclosure Schedule, Seller’s interest in the Real Property Leases is free and clear of any Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by Seller other than the lessor thereof or any mortgagees of such lessors.

(e) Subject to Seller securing the respective landlords’ approvals to the extent required, the assignment of Seller’s rights in and to the Real Property Leases to Buyer will not cause a Default under any Real Property Leases or any Permitted Lien relating to such Real Property Leases.

(f) There is no Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any Real Property Leases, and no condition or circumstance exists which, would constitute a Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any such Real Property Leases.

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(g) All improvements on the Leased Real Property conform in all Material respects to all applicable state and local Laws or use restrictions, and the Leased Real Property is zoned for the various purposes for which the Leased Real Property and improvements thereon are presently being used by Seller.

(h) Seller has not received any notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.

Section 2.14. Material Contracts.

(a) Section 2.14 of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each Material contract associated with the Acquired Assets and Assumed Liabilities involving aggregate consideration in excess of $50,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice (to which Seller is a party or which bind or affect its properties or assets) (each, a “Material Contract”).

(b) (i) Each Material Contract is valid and binding on Seller and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be limited by any Enforceability Exception, and unless expired or terminated in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party thereto, have performed and complied in all Material respects with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no Default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

Section 2.15. Anticorruption. Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws.

Section 2.16. Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance in connection with the Acquired Assets and Assumed Liabilities, that are in forms and amounts as customary for businesses substantially similar to the Business and as may be additionally required under the terms of any contract or agreement. Section 2.16 of the Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies and fidelity bonds maintained by Seller in connection with the Acquired Assets and Assumed Liabilities as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three years; and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by Seller. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in Material compliance with the terms of such polices. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. To the Knowledge of Seller, there is no threatened termination of, or pending Material premium increase with respect to, any such policies or bonds.

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Section 2.17. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Seller, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Seller.

Section 2.18. Adequacy of Acquired Assets.

(a) The Acquired Assets include, and upon the purchase of the Acquired Assets, Buyer will own or have, the uncontested right to use, all Material rights, properties, interests in properties and assets necessary to permit Buyer to carry on the Business as presently conducted by Seller.

(b) Except with regard to Leased Real Property (to which the provisions of Section 2.13 shall apply), Seller owns, and will transfer to Buyer on the Closing Date, good and valid title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

(c) The Acquired Assets constitute all of the assets used in the operation of the Business in the manner presently operated by Seller.

Section 2.19. Tangible Personal Property. Each item of tangible personal property is in good operating condition, ordinary wear and tear excepted. Except as disclosed on Section 2.19 of the Disclosure Schedule, all tangible personal property used in the Business is in the possession of Seller.

Section 2.20. Reserved.

Section 2.21. Relationships with Related Persons. Except as disclosed on Section 2.21 of the Disclosure Schedule, no Affiliate of Seller has, or during the last three (3) fiscal years has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Business. Neither Seller nor any of its Affiliates owns, or during the last three (3) fiscal years has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a Material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Section 2.21 of the Disclosure Schedule, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in any Competing Business, except for ownership of less than two percent (2%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 2.21 of the Disclosure Schedule, no Affiliate of Seller is a party to any Contract with, or has any claim or right against, Seller.

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Section 2.22. Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated hereby: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; and (ii) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller as a result of the transactions contemplated by this Agreement will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 2.23. Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer are complete and correct in all Material respects and represent actual, bona fide transactions. Copies of the minute books of Seller have been made available to Buyer, and contain Materially accurate records of all meetings held of, and official action taken by the shareholders, the board of directors, committees of the board of directors, or managers and members of Seller and its Affiliates, as applicable.

Section 2.24. Information Supplied. The information supplied or to be supplied by the Seller or any of its Affiliates for inclusion or incorporation by reference in any Proxy Statement, Information Statement, any other document submitted or to be submitted to any other Governmental Authority or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement or Information Statement prior to the time such statement is mailed to the ShiftPixy Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement or Information Statement is first mailed to the ShiftPixy Stockholders; (c) the time of the ShiftPixy Stockholder Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Seller or that are included in such filings and/or mailings).

Section 2.25. CARES Act. Seller has not (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) except as set forth on Section 2.25 of the Disclosure Schedule, deferred payment of the employer portion of the United States Federal Insurance Contributions Act, as amended (“FICA”) and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (e) had employees teleworking from a state other than their regular work location on a regular and consistent basis as part of any COVID-19 Measure. If Seller has secured a Paycheck Protection Program Loan, Seller is not in default of such loan and is entitled to any forgiveness thereof for which forgiveness was requested or received.

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ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own or lease its properties and assets and to carry on its business as now conducted.

Section 3.2. Authority for this Agreement. Subject to the securing of applicable consents and approvals identified as conditions of Closing, as of Closing (a) Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement; (b) the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and regulatory action on the part of Buyer and no other corporate or regulatory proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (c) this Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by the Enforceability Exceptions; and (d) upon the execution and delivery by Buyer of any other document to which Buyer is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions.

Section 3.3. Filings, Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby may require consent, approval, authorization or filing with or notice to Buyer’s shareholders, the SEC and any applicable national securities exchange. Buyer will issue applicable notices and secure applicable consents and approvals.

Section 3.4. Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this Section, as would not reasonably be expected to prevent, Materially delay or Materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

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Section 3.5. Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer intends to be or become solvent and (a) be able to pay its debts as they become due in the ordinary course of business; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated under this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 3.6. Financing. To the extent applicable or required, as determined by Buyer in its sole discretion, Buyer is conducting commercially reasonable efforts to secure financing on terms and subject to conditions that Buyer’s Board determines to be reasonable and appropriate to enable Buyer to secure working capital for Buyer as well as funds to enable Buyer, as appropriate and applicable, to effect a redemption of any Purchase Price Shares issued to Seller.

Section 3.7. Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

Section 3.8. Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II of this Agreement (including related portions of the Disclosure Schedule); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedule). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AS SET FORTH IN ARTICLE II OR IN ANY AGREEMENT, CERTIFICATE OR INSTRUMENT DELIVERED TO BUYER AT CLOSING PURSUANT TO THIS AGREEMENT (THE “CLOSING DOCUMENTS”), SELLER IS NOT MAKING, AND SPECIFICALLY DISCLAIMS, ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS.

ARTICLE IV. COVENANTS

Section 4.1. Conduct of Business of Seller Pending the Closing.

(a) Seller covenants and agrees that, during the period from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Section 4.1(a) of the Disclosure Schedule, or as required by Law or any Order, the Business shall be conducted in the ordinary course of business consistent with past practice in all Material respects and Seller shall use its best efforts to comply with all Laws, rules, and regulations and to the extent consistent therewith, use commercially reasonable efforts to preserve its Business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, business associates, and others with whom Seller deals in the ordinary course of business, to keep available the services of Seller’s present employees, agents and consultants. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except with the prior written consent of Buyer, or as expressly contemplated by this Agreement, or as set forth in Section 4.1(a) of the Disclosure Schedule, or as required by law, Seller will not:

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(1) acquire assets outside of the ordinary course of business from any other Person without the prior written consent of Buyer, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(2) create or incur any Lien on any assets of Seller (other than Permitted Liens);

(3) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than Seller);

(4) except as provided in the capital budgets set forth in Section 4.1(a)(4) of the Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(5) make any changes with respect to financial accounting policies or procedures, except as required, in the opinion of Seller’s certified public accounting firm and/or auditor, by changes in GAAP;

(6) settle any litigation or other Proceedings before a Governmental Authority that would restrict the future activity or conduct of Buyer. In addition, Seller shall not be permitted to amend, modify or terminate any Material Contract or Intellectual Property contract other than in the ordinary course of business consistent with Seller’s past practice;

(7) make any Material Tax election or Material change in any Tax election, change or consent to change Seller’s method of accounting for Tax purposes, file any Material amended Tax Return or enter into any settlement or compromise of any Material Tax liability of Seller, excluding any SALT tax elections;

(8) except as set forth in Section 4.1(a)(8) of the Disclosure Schedule, as otherwise required by Law or in the ordinary course of business, without consent provided in writing by Buyer, (A) grant or provide any severance or termination payments or benefits to any of its employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its employees, (C) establish, adopt, amend or terminate any Employee Plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Employee Plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) forgive any loans to any of its employees; or

(9) agree, authorize, or commit to do any of the foregoing.

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Section 4.2. Non-competition, Non-Solicitation and Non-Disparagement.

Subject to the terms of the Non-Competition and Confidentiality Agreement to be executed at the Closing that will govern Buyer and Seller, the Parties agree that:

(a) During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), neither Seller nor any Principal shall, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business (as defined below); provided, however, that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

(b) During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Solicitation Period”), neither Seller nor any Principal shall, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of the Business as acquired by Buyer such that the customer or supplier of Buyer reduces the amount of business that it does (or, but for that solicitation, would do) with Buyer, or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of the Business as acquired by Buyer to terminate his, her or its employment or other relationship with Buyer.

(c) If Seller or any Principal shall be in breach of any of the provisions of subsection

(a) or subsection (b) above, then the time periods set forth in those subsections shall, as they relate to the breaching Party, be extended by the length of time during which the breaching Party is in breach of any of those provisions.

(d) As used in this Section 4.2, the following terms have the following meanings:

(1) “Competing Business” means any offering of any service or product in the Territory that is comparable to or includes any of the services or products offered within the scope of the Business as acquired by Buyer;

(2) “Territory” means the counties wherein are situated the following metropolitan areas, in addition to Miami, Florida: Rancho Cordova, CA, Sacramento, CA, Stockton, CA, Oakland, CA, Los Angeles, CA and San Jose, CA as well as any other counties wherein Seller has conducted its Business at any time during the three-year period prior to the date of this Agreement.

(e) Seller and Principals acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section 4.2 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.2 and shall have the right to specifically enforce Section 4.2 and its terms and provisions against either Seller or any Principal, or all as applicable, in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

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(f) It is the intent of the Parties that each provision of this Section 4.2 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.2 is sought. In furtherance of the foregoing, each provision of Section 4.2 shall be severable from each other provision, and any provision of Section 4.2 that is prohibited or unenforceable in any jurisdiction shall be subject to the following:(i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable; (ii) the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the Parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the Parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.2, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.2 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.2 shall not (x) affect the validity or enforceability of any other provision ofSection 4.2 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other competent jurisdiction or venue.

(g) Seller and each Principal agrees that during the Restricted Period it will not, either on its own account or directly or indirectly in conjunction with or on behalf of any other Person, disparage or otherwise speak or write negatively about Buyer or the Business as conducted by Seller or Buyer or cause any other person to disparage or speak or write negatively about Buyer or the Business.

Section 4.3. Public Disclosures; SEC Filings; Proxy Statement.

(a) Prior to the Closing, none of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party; and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, any Proxy Statement, Information Statement, Signing Form 8-K and Closing Form 8-K (each as defined below)) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

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(b) As promptly as practicable following the Execution Date (but in any event within four (4) business days thereafter), Buyer shall prepare and file a current report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the Financing Agreements, and make public all material nonpublic information provided to Financing counter-parties prior to the Execution Date (the “Signing Form 8-K”), and the Buyer and the Seller shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, Buyer will make available to the Seller a draft of the Signing Form 8-K and the press release and will provide the Seller with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, and only to the extent necessary, the Parties shall prepare and Buyer shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement” or, as applicable, “Information Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the ShiftPixy Stockholders to vote at the ShiftPixy Stockholder Meeting in  favor of the ShiftPixy Stockholder Voting Matters (or of providing notice to ShiftPixy Stockholders of a majority stockholder vote already taken, as applicable). Buyer shall file a definitive version of the Proxy Statement (or Information Statement, as applicable) with the SEC and cause the same to be mailed to its stockholders of record, as of the record date (the “ShiftPixy Record Date”) to be established by the ShiftPixy Board as promptly as practicable after, but in any event within ten (10) business days of, the SEC confirming that it has completed its review of the Proxy Statement. Buyer shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. For the avoidance of doubt, the Seller and its counsel shall have a reasonable opportunity to review the Proxy Statement or Information Statement, as applicable, and to comment on such drafts and Buyer shall consider such comments in good faith; provided that the Seller’s prior written consent shall not be required for any portions of the Proxy Statement or Information Statement, as applicable.

(d) Prior to filing with the SEC, Buyer will make available to the Seller drafts of the Proxy Statement, or Information Statement, as applicable, and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Proxy Statement, or Information Statement, as applicable, or such other document, including responses to any SEC comment letters, and will provide the Seller with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. In consultation with the Seller, the Buyer shall promptly respond to any comments of the SEC on the Proxy Statement, or Information Statement, as applicable, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, or Information Statement, as applicable. Buyer will advise the other Parties, promptly after Buyer receives notice that the SEC has completed review of the Proxy Statement, or Information Statement, as applicable.

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(e) The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Proxy Statement, or Information Statement, as applicable, will, at the time the Proxy Statement, or Information Statement, as applicable, is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement, or Information Statement, as applicable, will, at the date it is first mailed to the ShiftPixy Stockholders and at the time of the ShiftPixy Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the ShiftPixy Stockholder Meeting, if applicable, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement, or Information Statement, as applicable, so that the Proxy Statement, or Information Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 4.3(c), Buyer shall promptly file (and Buyer and the Seller shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the ShiftPixy Stockholders such amendment or supplement to the Proxy Statement, or Information Statement, as applicable, containing such information.

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(f) The Parties acknowledge that a substantial portion of the Proxy Statement, or Information Statement, as applicable, and certain other forms, reports and other filings required to be made by Buyer under the Securities Act and Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional ShiftPixy Filings”) shall include disclosure regarding (i) Seller and the business of Seller and the management, operations and financial condition of the Seller and (ii) the Buyer and the business of Buyer and the management, operations and financial condition of Buyer. Accordingly, Seller agrees to, as promptly as reasonably practicable, provide Buyer with all information concerning Seller, and its respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement, or Information Statement, as applicable, and/or any other ShiftPixy SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. Buyer agrees to, as promptly as reasonably practicable, provide Seller with all information concerning such parties and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement, or Information Statement, as applicable, and/or any other ShiftPixy SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. Seller shall make and the Buyer shall make, and, with respect to each Party, shall cause their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advance notice, to make, available to the Buyer and the Seller, as applicable, and their respective counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, or Information Statement, as applicable, Additional ShiftPixy Filings and any other ShiftPixy SEC Filing as reasonably requested by the applicable Party, and responding in a timely manner to comments thereto from the SEC all information concerning such Party, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, or Information Statement, as applicable, such Additional ShiftPixy Filing or other ShiftPixy SEC Filing (collectively, the “ShiftPixy SEC Documents”). The Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Seller with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Seller shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, Buyer shall be responsible, and the Seller shall reasonably cooperate with Buyer, in connection with (i) preparation for inclusion in the Proxy Statement, or Information Statement, as applicable, and, if applicable, the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Proxy Statement, or Information Statement, as applicable, or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Proxy Statement, or Information Statement, as applicable, the Closing Form 8-K, if applicable, the transactions set forth under this Agreement or applicable Law. Seller shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and Buyer shall consider such comments in good faith.

(g) At least five (5) days prior to Closing, Buyer shall begin preparing a draft current report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8- K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (the “Closing Press Release”). Buyer shall provide Seller with a reasonable opportunity to review and comment on the press release and the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

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(h) The Seller shall provide to the Buyer (i) audited balance sheet of the Seller as of the periods ended August 31, 2023, and August 31, 2022 [or such other periods as required, based on the anticipated Closing Date], and the related audited statements of income, cash flows and equity for such periods, as required, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB, as required; (ii) if required, unaudited consolidated financial statements of the Seller including balance sheets, statements of income, cash flows and equity as of and for the three month periods ended after the aforementioned periods, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Exchange Act and reviewed by the Seller’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, as required; (iii) all other audited and unaudited financial statements of the Seller and any company or business units acquired by the Seller, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in any Proxy Statement, or Information Statement, as applicable, and/or the Closing Form 8-K (including pro forma financial information); and (iv) if required, management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if the Seller was subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in such Proxy Statement, or Information Statement, as applicable, and Closing Form 8-K.

Section 4.4. Employment of Active Employees by Buyer.

(a) Buyer has provided Seller with a list of key current employees to whom Buyer anticipates making an offer of at-will employment post-Closing (the “Proposed Future Employees”), including those on-site managers and operational staff members considered to be essential for Migration of worksite, temporary or assigned employees (“WSEs”) and as otherwise set forth on Section 4.4 of the Disclosure Schedule, which at-will employment offered by Buyer shall be on substantially similar terms offered to such Proposed Future Employees by Seller pre-Closing, including compensation and benefits. Effective immediately after the Closing, Seller will terminate the employment of all employees who are Proposed Future Employees if the Proposed Future Employees accept an offer of employment from Buyer, otherwise, Seller to make its own employment determinations post- Closing.

(b) Neither Seller nor its Affiliates shall solicit the continued employment of any current employee (unless and until Buyer has informed Seller in writing that the particular current employee will not receive any employment offer from Buyer by Closing) or the employment of any Proposed Future Employee after the Closing, subject to any statutory restrictions to the contrary. Buyer has informed Seller of the identities of those current employees to whom it will not make employment offers. This non-solicitation clause shall remain in force for no longer than two (2) years.

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(c) It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment; and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Proposed Future Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

Section 4.5. Salaries and Benefits.

(a) Seller shall be responsible for (i) the payment of all wages and other remuneration due to current employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay and any other time off pay earned prior to the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.

(b) Seller shall be liable for any and all claims made or incurred by Seller’s current employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. For the avoidance of doubt, Seller shall provide and continue to provide all continuation coverage under its, or its affiliates’, group health plans required by ERISA, the Code and applicable Law for (i) Seller’s employees who terminate employment with Seller before the Closing Date and (ii) Seller’s employees who terminate employment with Seller as of the Closing Date and whom Buyer does not immediately employ; provided, however, that if Seller or its Affiliates do not continue to maintain a group health plan after the Closing Date, and Buyer is required by ERISA, the Code or applicable Law to provide continuation coverage under its group health plans to any of such Seller’s employees, then Seller shall indemnify Buyer for any costs, claims or liabilities incurred by Buyer in connection with its providing such coverage, and the same shall be deemed Retained Liabilities hereunder.

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Section 4.6. Tax Covenants.

(a) Payment of All Sales Taxes Resulting from Sale of Assets by Seller. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, stamp, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Acquired Assets (including any recording fees or expenses payable in connection with the sale and transfer of Seller intellectual property), together with any and all penalties, interest and additions to such Tax with respect thereto (collectively, “Sales Taxes”) shall be paid by Seller. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Sales Taxes described in the immediately preceding sentence.

(b) Straddle Period Apportionment. All real property Taxes, personal property Taxes and other ad valorem Taxes levied with respect to the Acquired Assets (excluding, for the avoidance of doubt, Sales Taxes) for a Straddle Period shall be apportioned based on the number of days of the Straddle Period ending on and including the Closing Date and the number of days of the Straddle Period after the Closing Date. Seller shall be liable for the amount of such Taxes that is attributable to the portion of the Straddle Period ending on and including the Closing Date, and Buyer shall be liable for the amount of such Taxes that is attributable to the remaining portion of the Straddle Period. The Seller and Buyer shall cooperate to promptly pay or reimburse the other for any such Taxes based on their respective liability for such Taxes as determined pursuant to this Section 4.6(b). Any refunds of such Taxes with respect to a Straddle Period shall be apportioned between the Seller and Buyer in a similar manner.

(c) Cooperation. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or with respect to any audit by any Governmental Authority or other Governmental Authority proceeding in respect of Taxes for any taxable period that includes the date of the Closing and for all prior taxable periods, in each case, with respect to the Acquired Assets or the Business. Nothing in this Section 4.6 shall be construed to limit the respective rights and obligations of the Seller and Buyer under Section 4.11.

Section 4.7. Supplement to Disclosure Schedule. From time to time prior to the Closing, the Parties may agree to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which they become aware after the date hereof, including the making of adequate provisions for payment of all Retained Liabilities at Closing (each a “Schedule Supplement”).

Section 4.8. Removing Excluded Assets. Seller shall use its best efforts to remove all Excluded Assets from all facilities of the Business to be occupied by Buyer after the Closing. Such removal shall be done in such manner as to avoid any damage to such facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any Material damage to the Acquired Assets or to such facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this provision, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; or (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date. No breach of this Section 4.8 shall be deemed a breach of this Agreement.

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Section 4.9. Reports and Returns. After the Closing, Seller shall promptly prepare and file all reports and returns required by Laws relating to the Business of Seller as conducted using the Acquired Assets to and including the Closing.

Section 4.10. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Seller shall not, and shall use its best efforts to be sure that none of its officers, employees, agents or shareholders shall, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business. In addition, inasmuch as Seller is retaining accounts receivable, Seller will continue collecting receivables in accordance with past practice and will use commercially reasonable efforts not to adversely impair Buyer’s relationship with any customer acquired in connection with the transactions contemplated by this Agreement; provided that the foregoing shall in no way prohibit Seller from bringing collections actions to recover delinquent accounts receivable.

Section 4.11. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period of five (5) years those copies of records of Seller delivered to Buyer. Seller shall have the right to retain the original of any and all such records for all legitimate purposes of Seller, including preparation of financial statements and Tax returns. Buyer also shall provide reasonable access to the properties, employees, books and records of the Seller during normal business hours to enable them to prepare financial statements or Tax returns or deal with Tax audits and Seller shall furnish the Buyer such additional financial and operating data and other information regarding the business of the Seller as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the Business of the Seller following the Closing. After the Closing Date, Seller shall provide Buyer reasonable access to records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Section 4.12. Confidentiality. Seller and each Principal acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, then the Confidentiality Agreement and the provisions of this Section 4.12 shall nonetheless continue in full force and effect.

Section 4.13. Maintenance of Reserves for Liabilities. After the Closing, Seller will maintain adequate reserves to cover its foreseeable liabilities, and will maintain or purchase appropriate insurance coverage, including tail insurance coverage for claims made insurance policies, as applicable, to protect Seller against claims that might arise during at least a 1 year period post-Closing.

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Section 4.14. Notice of Sale of Business Laws. Seller shall demonstrate compliance with the provisions of any applicable notice of sale of business or similar Laws of any jurisdiction that is applicable with respect to the sale of any or all of the Acquired Assets to Buyer, including but not limited to any applicable state revenue and/or employment tax related sale of business notifications, and Seller shall (a) pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Buyer or the Acquired Assets by reason of such noncompliance, (b) indemnify, defend and hold harmless Buyer from and against any and all claims in the manner provided in Article VI in connection with Seller’s noncompliance, and (c) promptly take all necessary action to remove any Lien which is placed on the Acquired Assets by reason of such noncompliance.

Section 4.15. Training. After the date hereof but prior to Closing, Buyer shall provide or cause to be provided all relevant and necessary training and education regarding the Platform to Seller’s staffing specialists and recruiters as a means to enable such staffing specialists and recruiters to educate WSEs regarding the Platform and assist in the onboarding process.

Section 4.16. Platform Efficacy. Buyer is responsible to ensure that the Platform and the ShiftPixy application are sufficiently operational and do not, as a result of technical issues, interfere with or impede a WSE or Client from migrating to the Platform.

Section 4.17. Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Closing Documents.

Section 4.18. Agreement to Change Name. Seller agrees that within fifteen (15) business days following the Closing Date, Seller will cause documents to be filed with the applicable secretaries of state as necessary to change the name of Seller to no longer include any of the terms: “Bees,” “Temporary,” “Staffing,” “Employment,” “Hire,” (including the trade names of any affiliates acquired in connection herewith) “Staffing” “Employment” “Hire” “Contingent” or otherwise include the names “ShiftPixy” “Capital” “Amenity” “Agile” “Shift” “Pixy” “Team Contingent” “Human” “Tendiv” “HR” “Struxity” or any derivation of any such terms (the “Marks”). Seller further agrees to cease all use of any name that includes any of the Marks within fifteen (15) business days of the Closing Date, such period being meant to provide for a transition of the Seller’s new organizational name. Seller further agrees, within the aforesaid timeframe, to file such documents as are necessary or required to change or withdraw the registration of any trade names containing any of the Marks that are in effect with any state or federal agency. Any new name used shall not include any of the Marks. Seller shall also forthwith cease use of any of the logos and other trademarks used in connection with the Business. Nothing herein shall prevent Seller from owning and/or operating PulsedIn as a microlearning and recruiting platform for nurses and healthcare institutions, with the understanding that access to any sourcing database of employment candidates will be shared with Buyer. Nor does this Agreement affect BeeGenius.ai or Neozene. The agreement contained in Section 4.18 shall only apply to Human Bees.

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Section 4.19. ShiftPixy Stockholder Meeting. The Buyer, acting through the ShiftPixy Board, shall take all actions in accordance with applicable Law, and the ShiftPixy Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the ShiftPixy Stockholder Meeting for the purpose of considering and voting upon the ShiftPixy Stockholder Voting Matters, to the extent that Buyer, in its sole discretion, shall deem to be necessary and appropriate. In the event that the Buyer deems an ShiftPixy Stockholder Meeting to be necessary and appropriate in connection with the transaction contemplated by this Agreement, the ShiftPixy Board shall recommend adoption of this Agreement and approval of the ShiftPixy Stockholder Voting Matters and include such recommendation in the Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the ShiftPixy Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the ShiftPixy Board that the ShiftPixy Stockholders vote in favor of the approval of the ShiftPixy Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Competing Transaction or (c) agree to take any of the foregoing actions. Unless this Agreement has been duly terminated in accordance with the terms herein, Buyer shall take all reasonable lawful action, to the extent Buyer deems necessary and appropriate, to solicit from the ShiftPixy Stockholders proxies in favor of the proposal to adopt this Agreement and approve the ShiftPixy Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the ShiftPixy Stockholder Voting Matters.

Section 4.20. Cooperation and Financing. Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement including (i) the satisfaction, but not waiver, of the Closing conditions set forth in Article V and, in the case of any Ancillary Agreement to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Agreement when required pursuant to this Agreement, and (ii) using reasonable efforts to obtain the Financing.

Section 4.21. Reserved.

Section 4.22. Migration Assistance. Seller shall use commercially reasonable efforts as a means to assist Buyer in migrating Clients and WSEs to the Platform.

Section 4.23. Payment of Accounts Payable with Accounts Receivable. Following Closing, Seller shall use such portion of the Purchase Price and its accounts receivable as is necessary to pay all of its accounts payable and other Retained Liabilities.

Section 4.24. Payment of Audit. If applicable, Buyer agrees to pay the fees and expenses charged by the auditors associated with the preparation of the Financial Statements and the conducting of the Audit (regardless of whether the Closing occurs).

Section 4.25. Employee Benefit Plans. Seller expressly acknowledges that Buyer will not assume or continue any of Seller’s Employee Benefit Plans or take on any Liability relating to any Employee Benefit Plans except as otherwise expressly stated in this Agreement or as required by applicable Law. To the extent Buyer extends employment to any of Seller’s corporate employees, such employees will participate in Buyer’s benefits package(s), which will provide substantially similar benefits as those offered to Seller’s corporate employees prior to Closing. To the extent any of Seller’s WSEs (as defined below) migrate to Buyer’s Platform, such WSEs will participate in benefits provided by Buyer’s Platform. Buyer will provide substantially similar benefits as those offered to Seller’s WSEs prior to Closing.

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Section 4.26. Redemption of & Other Matters Regarding the Purchase Price Shares. For as long as Seller holds any Purchase Price Shares (the “Redemption Period”), Buyer shall have a right to redeem, at a price per share that is equal to the Deemed Value of the Purchase Price Shares issued by Buyer to Seller as part or all of the Purchase Price, any Purchase Price Shares that were issued to Seller (“Special Redemption”). If, during the Redemption Period, the outstanding shares of ShiftPixy Common Stock shall be changed into a different number of shares or a different class (including by reason of any subdivision, reclassification, recapitalization, reorganization, stock split, reverse stock split, combination or exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the calculation of the number (and nature if applicable) of Purchase Price Shares issued to Seller as part of the Purchase Price shall be proportionately (and rationally, if the nature has been changed) adjusted. Buyer will use its reasonable best efforts to maintain the listing of ShiftPixy Common Stock on The Nasdaq Capital Market (or other national exchange) for a period of up to six (6) months following the issuance of the Purchase Price Shares, including, if necessary, by effecting a reverse stock split with respect to the outstanding shares of ShiftPixy Common Stock.

Section 4.27. Beneficial Owner Reports. Buyer shall file, as necessary, any beneficial owner reports regarding the Purchase Price Shares with the SEC on forms 3, 4 and/or 5, in each instance as applicable, from time to time.

ARTICLE V. CLOSING AND CLOSING CONDITIONS.

Section 5.1. Conditions Precedent to Obligations of Each Party. The obligations of each Party under this Agreement to proceed with the Closing shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Required Vote. The Required Vote shall have been obtained.

(b) Financing.

Section 5.2. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to proceed with the Closing shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement (including the Disclosure Schedules) shall be true and correct in all Material respects on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Performance and Compliance. Seller shall have performed or complied in all Material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Litigation. There shall be no pending action by or before any Governmental Authority or arbitrator (i) seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or (ii) seeking monetary relief against Buyer or Seller by reason of the consummation of these transactions, and there shall not be in effect any Order, writ, judgment, injunction or decree issued by any court or other Governmental Authority of competent jurisdiction by which Buyer or Seller or any of their respective properties or assets is bound that has that effect.

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(d) Material Adverse Effect. No event shall have occurred and no condition shall exist that constitutes or, with the giving of notice or the passage of time or both, is likely to constitute a Material Adverse Effect.

(e) Release of Certain Liens. Buyer at its discretion shall have received Uniform Commercial Code searches of filings made pursuant to Article IX thereof where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Buyer and its counsel, which searches shall reflect the release or termination of Liens against any of the Acquired Assets disclosed thereby that are not Permitted Liens, and to the extent any such release or termination is not reflected of record, Buyer shall have received evidence satisfactory to it that any Liens against the Acquired Assets have been released or terminated prior to or at the Closing.

(f) Document Deliverables. Seller shall have provided duly executed copies of all Ancillary Agreements, other agreements, certificates, instruments of transfer, and other documents described in Section 1.8(a) and as may otherwise be noted in this Agreement.

(g) Seller Consents and Approvals. Seller shall have obtained or made each Material consent, authorization, approval, exemption, filing, registration or qualification, required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(h) Financial Statements. Seller shall have provided to Buyer Financial Statements prepared under GAAP, and audited under GAAS and the standards promulgated by the PCOAB, as required, and to the extent required under the federal securities laws and the rules and regulations promulgated thereunder by the SEC, consisting of the Seller’s balance sheets for each of its prior three (3) fiscal years, as applicable, as well as its statements of operations, statements of cash flows, and statements of equity for each of its prior two (2) fiscal years.

(i) Buyer Consents and Approvals. The Parties shall have obtained all necessary stockholder and regulatory approvals, including the Required Vote and any exemption, filing, registration or qualification required to be obtained or made by it under the federal securities laws and the applicable rules and regulations of the SEC, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 5.3. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to proceed with the Closing shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:

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(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement (including the Disclosure Schedules) shall be true and correct in all Material respects on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not materially impair Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance and Compliance. Buyer shall have performed or complied in all Material respects with each covenant and agreement to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c) Consents and Approvals. Buyer shall have obtained all necessary stockholder and applicable regulatory approvals, including the Required Vote and any exemption, filing, registration or qualification required to be obtained or made by it under the federal securities laws and the applicable rules and regulations of the SEC promulgated, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

(d) Litigation. There shall be no pending action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Governmental Order that has that effect.

(e) Document Deliverables. Buyer shall have provided duly executed copies of all Ancillary Agreements, other agreements, certificates, instruments of transfer, and other documents described in Section 1.8(b) and not otherwise provided in this Section 5.3.

(f) Payments for Audit. Buyer shall have paid, in addition to the Purchase Price, all out-of-pocket fees and expenses associated with the Audit. Buyer shall be responsible for and pay such costs regardless of whether the Closing occurs

ARTICLE VI. INDEMNIFICATION

Section 6.1. Indemnification by Seller. Seller and each Principal shall, jointly and severally, defend, indemnify and hold harmless Buyer, its affiliates and sponsors, and their respective directors, officers, employees and agents (each, a “Buyer Indemnitee”) from and against any and all claims, including without limitation any investigation, action or other proceeding, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs) (collectively, the “Losses”) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article II;

(b) any default by Seller in the performance or observance of any of its covenants or agreements under this Agreement;

(c) any additional liability set forth on Section 6.1(c) of the Disclosure Schedule; and

(d) any Retained Liabilities;

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provided, that neither Seller nor any Principal shall have any liability under clause (a) above (other than with respect to the Fundamental Representations, fraud or intentional misrepresentation), unless the aggregate of all Losses relating thereto for which the Seller and/or Principals would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 (the “Seller Deductible”), at which time Seller and/or Principals shall be liable for the full amount of all such Losses including the Deductible; and Seller’s and Principals’ aggregate liability under clause (a) above (other than with respect to, the Fundamental Representations, fraud or intentional misrepresentation) shall in no event exceed twenty percent (20%) of the Purchase Price paid with it being understood, however, that nothing in this Agreement (including this Section 6.1) shall limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation made by Seller in this Agreement. Seller’s maximum aggregate liability with respect to claims for indemnification made pursuant to Section 6.1(a) on account of breaches of a Fundamental Representation) (other than in the event of fraud or intentional misrepresentation) will be limited to an amount equal to the Purchase Price.

Section 6.2. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its shareholders, members, directors, officers, employees and agents (each a “Seller Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other proceeding), damages, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees and court costs) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty of Buyer under Article III;

(b) any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement;

(c) any Assumed Liabilities; and

(d) Buyer’s ownership or operation of the Business following the Closing;

provided, that Buyer shall not have any liability under clause (a) above (other than with respect to the Fundamental Representations, fraud or intentional misrepresentation), unless the aggregate of all Losses relating thereto for which the Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $50,000 (the “Buyer Deductible”), at which time Buyer shall be liable for the full amount of all such Losses including the Deductible; and Buyer’s aggregate liability under clause (a) above (other than with respect to, the Fundamental Representations, fraud or intentional misrepresentation) shall in no event exceed twenty percent (20%) of the Purchase Price paid with it being understood, however, that nothing in this Agreement (including this Section 6.2) shall limit or restrict any of the Seller Indemnitees’ rights to maintain or recover any amounts in connection with any action or claim based upon fraud or intentional misrepresentation made by Buyer in this Agreement. Buyer’s maximum aggregate liability with respect to claims for indemnification made pursuant to Section 6.2(a) on account of breaches of a Fundamental Representation (other than in the event of fraud or intentional misrepresentation) will be limited to an amount equal to thirty percent (30%) of the Purchase Price.

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Section 6.3. Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller, Principals or Buyer (each an “Indemnitor”), as applicable, under this Article VI on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article VI but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Article VI, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor’s own expense using counsel reasonably acceptable to the Indemnitee; provided, however, that the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation of the Indemnitor or with respect to the Business; (B) the claim seeks an injunction or equitable relief against the Indemnitee, (C) the Indemnitee reasonably believes that the Loss relating to such claim for indemnification could exceed the maximum amount that such Indemnitee could be entitled to recover under the applicable provision of this Article VI, or (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

Section 6.4. Notice and Satisfaction of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Article VI, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 6.3.

Section 6.5. Payment of Losses; Mitigation. In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent awarded in connection with a third-party claim. Losses shall be calculated net of any amounts actually recovered by any Indemnitee under any insurance policy or pursuant to any indemnification or contribution right or similar recovery from a third party (provided, that the Indemnitee shall have no obligation to seek recovery from a third party (other than pursuant to an insurance policy) or to initiate or threaten to initiate any action against a third party under this Section 6.5). If an Indemnitee receives any such amount after an indemnification payment is made hereunder by an Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor therefor. The Parties shall use commercially reasonable efforts to mitigate any Losses, to the extent required by applicable Law, indemnifiable hereunder, including by using commercially reasonable efforts to recover under any insurance policy. A Party shall not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other Party contained in this Agreement if such other Party had Knowledge of such inaccuracy or breach prior to the Closing.

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Section 6.6. Survival of Representations and Warranties. The representations and warranties in this Agreement and the Disclosure Schedule or in any writing delivered by any Party to the other Party in connection with this Agreement shall survive the Closing as follows:

(a) the representations and warranties in Section 2.1 (Organization and Corporate or Limited Liability Company Power), Section 2.2 ((Corporate or Limited Liability Company Authorization), Section 2.8 (Litigation and Claims), Section 2.9 (Tax Matters), Section 2.17 (Brokers; Certain Expenses), Section 2.18(b) (Adequacy of Acquired Assets), Section 3.1 (Organization), Section 3.2 (Authority for this Agreement), and Section 3.7 (Brokers) (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations period; and

(b) all other representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any Party to any other Party in connection with this Agreement shall terminate on the 24-month anniversary of the Closing Date; provided, that any representation or warranty in respect of which indemnity may be sought under Section 6.1, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.6 if written notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Disclosure Schedule attached hereto or in any writing delivered by any party to any other Party in connection with this Agreement shall survive for the periods set forth in this Section 6.6.

Section 6.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.8. Exclusive Remedies. Subject to Section 8.11, and the right of Buyer to enforce a claim against the Principals to the extent that the Seller is unable to satisfy its obligations under this Section 6, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, knowing or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, except with respect to the enforcement of rights under Section 4.2 and the rights of the Parties under Section 8.12 to enforce any of the provisions of this Agreement or the transactions contemplated hereby that are not performed in accordance with their terms or are otherwise breached, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.12 or to seek any remedy on account of any fraud by any Party.

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ARTICLE VII. TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by Buyer by delivery of written notice to Seller if any of the representations and warranties of Seller contained in this Agreement fail to be true and correct in any Material respect such that any of the conditions specified in Section 5.2 would not be satisfied and shall not have been waived by Buyer and such breach cannot be cured by Seller by April 30, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available if Buyer is in Material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by Seller by delivery of written notice to Buyer if any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct in any Material respect such that any of the conditions specified in Section 5.3 shall not have been fulfilled within the time required and shall not have been waived by Seller and such breach cannot be cured by Buyer by the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if Seller is in Material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(d) by Buyer or Seller if either Party shall not have received the necessary board and/or shareholder approvals for the sale and purchase transaction on or prior to the Outside Date, provided that the Parties shall have used their best efforts, in good faith, to obtain such approvals; or

(e) by either Party if the conditions in Article V shall not have been fulfilled or waived by the applicable Party by the Outside Date.

Section 7.2. Effect of Termination. Except as expressly provided in this Section 7.2, if this Agreement is terminated pursuant to Section 7.1, then this Agreement shall become null and void and of no effect without liability of any Party (or any stockholder, owner, director, officer, employee, agent, member, manager, consultant or representative of such Party) to the other Party hereto except for obligations or liabilities arising from a breach of this Agreement prior to the termination or that survive the termination by their own terms, including the provisions under Section 4.12 and this Article VII. This Section 7.2 and Article VII shall survive any termination hereof pursuant to Section 7.1.

ARTICLE VIII. MISCELLANEOUS

Section 8.1. Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between and among or on behalf of the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Party. This Agreement may be amended only by a writing, dated after the date of this Agreement, signed by each of the Parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

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Section 8.2. Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction and venue to be invalid, illegal or unenforceable by any rule of Law or public policy, then all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner Materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 8.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective upon receipt at address of the addressee specified in this Section 8.3, if such notice or communication is delivered by U.S. certified mail, by nationally recognized overnight delivery service, or by hand, and effective on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. The addresses for such notices and communications shall be as follows:

If to Buyer, to:

ShiftPixy, Inc.

Attn: Scott Absher

4101 NW 25th St

Miami, FL 33142

Scott.Absher@shiftpixy.com

With a required copy to:

ShiftPixy, Inc.

Attn: Legal Department

4101 NW 25th St

Miami, FL 33142

Timothy.Papp@shiftpixy.com

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If to Seller, to:

Human Bees, Inc.

Attention: Geetesh Goyal & Ranil Piyaratna

7677 Oakport Street- Suite 870

Oakland, CA 94621

E-mail: ranil@humanbees.com

With a required copy to:

Seller Law Firm Attention:

City, State ZIP:

E-mail:

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Notice shall be deemed given on the date of delivery by courier.

Section 8.4. Enforcement; Governing Law and Jurisdiction. Each of the Parties to this Agreement irrevocably agrees that any legal action or any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Florida or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Florida. Each Party agrees that it shall bring any legal action or proceeding to enforce or interpret the terms and conditions of this Agreement or to collect any monies under it, exclusively in courts having jurisdiction over Miami-Dade County, Florida (the “Chosen Courts”). Each Party (i) irrevocably consents to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives to the fullest extent possible, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with the terms of this Letter. Each Party agrees that a final judgment in any action brought in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.5. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

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Section 8.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed and/or delivered electronically, the Parties each intending that its electronic signature and/or transmittal be deemed to satisfy the requirements of the U.S. ESIGN Act of 2000 and applicable state Uniform Electronic Transactions Acts, and any counterpart so executed and/or delivered shall be deemed to have been duly and validly executed and delivered and accordingly be valid and effective for all purposes as an original.

Section 8.9. Reserved.

Section 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Intellectual Property Agreement, the Lease Assignment and Assumption Agreement, the Transition Services Agreement, the NCCA(s) and any other document referenced herein or in the Disclosure Schedule that is to be executed by a Party in connection with the Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Client” shall mean a client of Seller, which the Parties endeavor to migrate to the Platform, and the contract for which is to be assigned to Buyer through the Assignment and Assumption Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the Mutual Confidential Information and Non-Disclosure Agreement, dated as of [INSERT DATE HERE AS APPLICABLE], by and between Seller and Buyer.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

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“COVID-19” means SARS-Cov-2 or COVID-19, and any evolutions or mutations thereof of related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester, or any other Law, directive, guidelines, or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, Order, or Permit.

“Deemed Value” means a deemed price per share of the Purchase Price Shares that is equal to the average closing price per share of ShiftPixy Common Stock for the ten trading days ending two trading days prior to the date of the proposed payment; the closing price per share shall be the closing price on Nasdaq (or, if Buyer’s stock is not then listed on such market, on the principal other U.S. national or regional securities exchange on which the Stock is then listed or principal other U.S. national or regional market on which stock is then traded).

“Disclosure Schedule” means the disclosure schedule attached hereto, dated as of the date hereof, and forming part of this Agreement.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means third party debt, equity or debt and equity financing on commercially reasonable terms and conditions, including, without limitation, amounts and interest rate(s), as applicable, acceptable to Buyer in its sole discretion.

“Financing Agreements” means the agreements pursuant to which third parties, as detailed therein, have committed to provide debt and/or equity financing to Buyer in the aggregate amount sufficient, as determined by Buyer in its sole discretion, for Buyer to complete the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

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“Improvements” means all buildings, structures, fixtures and other improvements included in the Leased Real Property.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge” of a Party with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of such Party’s officers or members or knowledge that Seller’s officers should have possessed but for their recklessness.

“Law” means any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Seller holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“Leased Real Property” means all real property described on Section 2.13(b) of the Disclosure Schedule that is not owned in fee simple by Seller that Seller either occupies or uses or has the right to occupy or use, together with all Improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material” or “Materially” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person (including its subsidiaries), an event, change, fact or state of facts, violation or effect that there is a substantial likelihood that a reasonable person would consider important in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person taken as a whole, or the ability of any of the Parties to complete the asset purchase and the other transactions provided for in this Agreement.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is Materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the following, to the extent that the Seller has reasonably disclosed the occurrence or existence thereof, and provided that the changes do not have a Material negative impact on Seller, and its subsidiaries, taken as a whole relative to other companies operating in the industry in which Seller and its subsidiaries primarily operate: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business that are not attributable to any Seller actions that are prohibited by provisions of this Agreement; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Migrate, Migrating or Migration” means, (a) for the purposes of transitioning a Client to Buyer, (1) the assignment of the contractual agreement(s) (whether written or unwritten) of such Client from Seller to Buyer, including the securing post-Closing, as necessary, of any required consents to such assignment; (2) the issuance via email to the Client immediately after Closing of a letter that generally in substance (i) announces the transaction, (ii) introduces the Client to ShiftPixy, (iii) informs the Client that the transaction is intended to bring efficiencies and a greater service offering to the Client and assigned workers, (iv) expresses a commitment to help make the transition as seamless as possible, and (v) expresses a commitment to help with the transition process and respond to any transition issues; and (3) assisting Buyer in being approved and onboarded as a new vendor with Client, as applicable; provided, however, there shall be no requirement for a Client to maintain the contractual relationship with Buyer for any period of time after the contractual relationship is assigned from Seller to Buyer, and except as provided herein and in the Transition Services Agreement, the maintenance of the relationship between the Clients and Buyer shall be the sole and exclusive responsibility of Buyer after the Closing; and (b) for the purposes of transitioning the WSEs to the Platform, (1) the download of the ShiftPixy application by the WSE, and (2) the successful completion of the onboarding process through the ShiftPixy application by the WSE such that said WSE is available for hire by Buyer’s clients on the Platform.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not Materially interfere with Seller’s use and enjoyment of real property or Materially detract from or diminish the value thereof.

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“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Platform” means the online human capital management platform or portal established, operated and maintained by ShiftPixy, Inc., for employers or operators to access a pool of part-time staff, shift-based employees, gig employees or temporary employees to perform various commercial and industrial services.

“Purchase Price Shares” means shares of ShiftPixy Common Stock, issuable to Seller in either certificate or book entry form at a price per share equal to the Deemed Value. The Purchase Price Shares certificates or the book entry for the Purchase Price Shares, as applicable, shall reflect that the Purchase Price Shares are restricted stock and shall bear a legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

“Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which Seller leases any Leased Real Property, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

“Required Vote” means the affirmative vote of the holders of a majority in voting power of the outstanding shares of ShiftPixy Common Stock, to the extent required.

“SEC” means the U.S. Securities and Exchange Commission.

 “Securities Act” means the Securities Act of 1933, as amended.

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“ShiftPixy Board” means the Board of Directors of Buyer, including any special committee thereof formed and empowered to approve the Transactions.

“ShiftPixy Bylaws” means the bylaws of the Buyer as amended and/or restated from time to time.

“ShiftPixy Certificate of Incorporation” means the certificate of incorporation of Buyer as amended and/or restated from time to time.

“ShiftPixy Common Stock” means the common stock of the Buyer, authorized pursuant to the ShiftPixy Certificate of Incorporation, and currently listed as having a par value of $0.0001 per share.

“ShiftPixy Governing Documents” means the ShiftPixy Certificate of Incorporation and the ShiftPixy Bylaws, as in effect at such time.

“ShiftPixy Record Date” has the meaning set forth in Section 4.3(c).

“ShiftPixy SEC Documents” has the meaning set forth in Section 4.3(f).

“ShiftPixy Stockholder Meeting” means a meeting of the ShiftPixy Stockholders to vote on the ShiftPixy Stockholder Voting Matters.

“ShiftPixy Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval by the ShiftPixy Board of the Transactions and (b) the adoption and approval of the issuance of shares of ShiftPixy Common Stock, including any ShiftPixy Common Stock to be issued in connection with the Transactions, as may be required under the Stock Exchange listing requirements.

“ShiftPixy Stockholders” means the holders of ShiftPixy Common Stock.

“Stock Exchange” means The Nasdaq Capital Market.

“Transfer Agent” means VStock Transfer, 18 Lafayette Pl, Woodmere, NY 11598, or such other transfer agent as is used by Seller as the official registrar of Seller’s stock records.

“Worksite Employees” means the employees assigned to work at the worksite of the Clients.

Asset Purchase Agreement – 2024 Human Bees, Inc. & ShiftPixy, Inc. Page 58 of 61

Section 8.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Miami, Florida, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 8.12. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

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Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, and the Principals have also duly executed this Agreement, all at or on the date and year first above written.

ShiftPixy, Inc., a Wyoming corporation

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer

Human Bees, Inc., a California corporation

By:	/s/ Ranil Piyaratna
Name:	Ranil Piyaratna
Title:	CFO

Principal

By:	/s/ Geetesh Goyal
Name:	Geetesh Goyal
Title:	Individually

Principal

By:	/s/ Ranil Piyaratna
Name:	Ranil Piyaratna
Title:	Individually

Asset Purchase Agreement – 2024 Human Bees, Inc. & ShiftPixy, Inc. Page 60 of 61

Attachments

1. Disclosure Schedule

2. Proposed form of Bill of Sale

3. Proposed form of Assignment and Assumption Agreement

4. Reserved

5. Proposed form of Lease Assignment and Assumption Agreements

6. Proposed form of Manager’s Certificate for Seller

7. Proposed form of Secretary’s (or Manager’s) Certificate for Affiliates

8. Proposed form of Transition Services Agreement

9. Proposed form of FIRPTA Certificate

10. Proposed form of Secretary’s Certificate of Buyer

11. Proposed form of NCCA

Asset Purchase Agreement – 2024 Human Bees, Inc. & ShiftPixy, Inc. Page 61 of 61